BioRestorative Therapies, Inc.

555 Heritage Drive, Suite 130

Jupiter, Florida 33458

March 12, 2014

TDA Consulting Services, Inc.

333 Las Olas Way #1506

Ft. Lauderdale, Florida 33301

Attention: Todd Adler, President

Gentlemen:

Reference is made to the Consulting Agreement, dated as of February 17, 2011, between BioRestorative Therapies, Inc. (formerly Stem Cell Assurance, Inc.) (the “Company”) and TDA Consulting Services, Inc. (the “Consultant”), as amended by the letters, dated April 18, 2012 and December 7, 2012, between the Company and the Consultant with respect thereto (the “Consulting Agreement”).

As additional compensation for the Services (as defined in the Consulting Agreement), (i) concurrently with the execution of this letter, the Consultant is being granted a warrant for the purchase of one hundred thousand (100,000) shares of the Company’s common stock, $.001 par value (“Common Stock”), which warrant shall be exercisable for a period of five (5) years, at an exercise price of fifty-three cents ($0.53) per share and (ii) the Company agrees that the exercise prices for the warrants held by the Consultant, dated April 18, 2012 and March 11, 2013, for the purchase of an aggregate of two hundred eighty thousand (280,000) shares of Common Stock (the “Outstanding Warrants”) are reduced to fifty-three cents ($0.53) per share and the Outstanding Warrants, as well as the warrant held by Consultant, dated August 5, 2009, for the purchase of 20,000 shares of Common Stock, shall remain exercisable until the fifth anniversary of the date hereof.

Except as amended hereby, the Consulting Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:
Mark Weinreb
Chief Executive Officer

Agreed:

TDA CONSULTING SERVICES, INC.

By:
Todd Adler
President